Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, May 16, 2013 4:00 P.M. CDT

A. H. Belo Corporation Announces Increased Quarterly Dividend,
Updated Pension Funding Guidance, and Holds Annual Meeting of Shareholders

DALLAS - A. H. Belo Corporation (NYSE: AHC) announced today it is increasing its quarterly dividend rate to $0.08 per share, beginning in the third quarter of 2013. The Board of Directors declared a quarterly cash dividend of $0.08 per share, payable on September 6, 2013 to shareholders of record at the close of business on August 16, 2013.
A. H. Belo also announced updated pension funding guidance for 2013. The Company will contribute $7.4 million in required contributions and $4.6 million in voluntary contributions to its defined benefit plans. The 2013 funding amount is $9.1 million less than the amount previously disclosed by the Company. The Board will review the amount and timing of further voluntary contributions from time to time.
Robert W. Decherd, chairman, president and Chief Executive Officer, said, “We are very pleased to increase our quarterly dividend beginning in the third quarter. This increase underscores our commitment to building shareholder value, as the Company did by paying a special dividend and instituting share buybacks in 2012.
“The increased dividend will be funded through operating cash flow, enabled by reduced voluntary pension contributions. We recognize that in a stabilizing interest rate environment the need to shore up the funding status of the pension plans through large voluntary contributions has lessened.”
The Company also held its Annual Meeting of Shareholders today. Shareholders re-elected three Class II directors: Louis E. Caldera, a private investor and a director since March 2011; John P. Puerner, former publisher, president and Chief Executive Officer of the Los Angeles Times and a director since May 2008; and, Nicole G. Small, Chief Executive Officer of the Perot Museum of Nature and Science in Dallas and a director since September 2011. These Class II directors are eligible to serve a three-year term until the 2016 annual meeting.
-more-

A. H. Belo Corporation Announces Increased Quarterly Dividend,
Updated Pension Funding Guidance, and Holds Annual Meeting of Shareholders
May 16, 2013
Page Two

Shareholders also ratified the appointment of KPMG LLP as A. H. Belo's independent registered public accounting firm for 2013.

About A. H. Belo Corporation

 A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas' leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save. A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.